Prospectus Supplement No. 11                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated September 6, 2001)            Commission File No. 333-68278

                          AMERISOURCEBERGEN CORPORATION

                         AMERISOURCE HEALTH CORPORATION

     $300,000,000 Principal Amount of 5% Convertible Subordinated Notes Due
          December 2007 and 5,663,730 Shares of Common Stock Issuable
                          Upon Conversion of the Notes

This prospectus supplement relates to the resale by the holders of 5% Convertible Subordinated Notes Due December 1, 2007 of AmerisourceBergen Corporation and AmeriSource Health Corporation and the shares of common stock, $.01 par value per share, of AmerisourceBergen Corporation issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 6, 2001, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                                Shares of
                                  Amount of                    Common Stock
                                 Notes Owned      Amount of        Owned         Shares
                                    Before       that Notes       Before       that May be
             Name                  Offering      May be Sold     Offering         Sold
-------------------------------  ------------    -----------   ------------    -----------
Northern Income Equity
  Fund ........................   $ 1,000,000    $ 1,000,000        0             18,879

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The securities offered by the prospectus involve a high degree of risk. See "Risk Factors" beginning on page 9 of the prospectus.

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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The Date of this Prospectus Supplement is July 10, 2002.